Exhibit 10.1

Heritage Property Investment Trust, Inc.

Schedule of Non-Employee Director Compensation(1)

Annual Retainer	$30,000

Board Meeting Fees	$250 (per meeting attended)

Lead Director Retainer	$25,000

Committee Chair Retainer	Audit Committee: $5,000 Compensation Committee: $3,000 Nominating and Corporate Governance Committee: $2,000 Other Committees: $2,000

Committee Meeting Fees	$1,500 (per meeting attended)

Annual Deferred Stock Unit Awards

Each director receives an annual grant of 1,000 deferred stock units (“DSUs”). The DSUs are not issued until the director ceases to be on the Board, at which time an equivalent number of shares of our common stock will be issued to the director, plus all accrued dividends.

(1) Directors may elect to receive their compensation in the form of cash, shares of our common stock or additional DSUs.